State of Delaware
Secretary of State
Division of Corporations
Delivered 10:30 AM 09/02/2008
FILED 10:10 AM 09/02/2008
SRV 080916425 - 4594385 FILE

STATE OF DELAWARE
CERTIFICATE OF INCORPORATION
OF
GLOBAL DYNAMICS CORP.

FIRST: The name of this Corporation is Global Dynamics Corp.

SECOND: Its registered office in the State of Delaware is to be located at 113 Barksdale Professional Center, Newark, Delaware, County of New Castle, Zip Code 19711. The registered agent in charge thereof is Delaware Intercorp, Inc.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH: The amount of the total stock that this corporation is authorized to issue is 200,000,000 shares of common stock with a par value of $0.0001 per share.

FIFTH: The name and mailing address of the incorporator is as follows:

Margalit Yosef
43 Hakablan Street
Jerusalem, Israel [redacted]

I, THE UNDERSIGNED, for the purpose of forming a corporation under the laws of the State of Delaware, do make, file and record this Certificate, and do hereby certify that the facts herein stated are true, and I have accordingly hereunto executed this Certificate this 2nd day of September, 2008.

BY: [signature]
Name: Margalit Yosef
Title: Incorporator